Exhibit 10.2

[Pennsylvania]

THIRD OPEN-END FEE AND LEASEHOLD MORTGAGE, SECURITY AGREEMENT,

FIXTURE FILING AND ASSIGNMENT OF LEASES AND RENTS

THIS THIRD OPEN-END MORTGAGE, SECURITY AGREEMENT, FIXTURE FILING AND ASSIGNMENT OF LEASES AND RENTS, dated as of April 25, 2003 is made by EIDCO, INC., a Pennsylvania not for profit corporation (“EIDCO”), whose address is 2103 East 33rd Street, Erie, Pennsylvania 16502 and BUSH INDUSTRIES OF PENNSYLVANIA, INC., a Delaware corporation (“Lessee”; EIDCO and Lessee are collectively referred to herein as “Mortgagor”), whose address is c/o Bush Industries, Inc., Mason Drive Industrial Park, P.O. Box 460, Jamestown, New York 14702, to JPMORGAN CHASE BANK, a New York banking corporation, as administrative agent for the Lenders referred to below (in such capacity, “Mortgagee”), whose address is 270 Park Avenue, New York, New York 10017. References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, restatements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

This Mortgage is an “Open Ended Mortgage” as set forth in 42 Pa. C.S.A. Sec. 8143 and secures obligations up to a maximum principal amount of indebtedness outstanding at any time equal to Forty Five Million and 00/100 Dollars ($45,000,000.00), plus accrued and unpaid interest, including, but not limited to, advances for the payment of taxes and municipal assessments, maintenance charges, insurance premiums, costs incurred for the protection of the Mortgaged Property (as hereinafter defined) or the lien of this Mortgage, expenses incurred by Mortgagee by reason of default by Mortgagor under this Mortgage and advances for any purpose, together with all other sums due hereunder or secured hereby.

Background

A. (i) EIDCO is the owner of the fee simple estate in the parcel(s) of real property described on Schedule A attached hereto (the “Owned Land”); (ii) Lessee is the owner of lessee’s interest in and to a leasehold estate in the Owned Land (the “Leased Land”; together with the Owned Land, collectively, the “Land”), pursuant to the agreement more particularly described on Schedule B attached hereto (as the same may be amended, supplemented or otherwise modified from time to time, the “Mortgaged Lease”); and (iii) Mortgagor owns, leases or otherwise has the right to use all of the buildings, improvements, structures, and fixtures now or subsequently located on the Land (the “Improvements”; the Land and the Improvements being collectively referred to as the “Real Estate”).

B. Bush Industries, Inc. (the “Company”) has entered into that certain Credit and Guarantee Agreement, dated as of June 26, 1997 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”) among the Company, each Foreign Subsidiary Borrower (as defined in the Credit Agreement) (together with the Company, the “Borrowers”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Mortgagee, as amended by a First Amendment, dated as of August 17, 1998, among the Borrowers, the Lenders and Mortgagee, a Second Amendment, dated as of December 31, 1998, among the Borrowers, the Lenders and the Mortgagee, a Third Amendment and Consent, dated as of March 31, 1999, among the Borrowers, the Lenders and Mortgagee, a Fourth Amendment, dated as of February 29, 2000, among the Borrowers, the Lenders and Mortgagee, a Fifth Amendment, dated as of May 2, 2000, among the Borrowers, the Lenders and Mortgagee, a Sixth Amendment, dated as of December 28, 2001, among the Borrowers, the Lenders and Mortgagee, and a Seventh Amendment, dated as of February 28, 2003, among the Borrowers, the Lenders. The terms of the Credit Agreement are incorporated by reference in this Mortgage as if the terms thereof were fully set forth herein.

Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. References in this Mortgage to the “Default Rate” shall mean the interest rate provided for in subsection 6.1(e) of the Credit Agreement.

C. Pursuant to the terms and conditions of the Credit Agreement, the Lenders have agreed to make certain Loans to the Borrowers. The maximum aggregate principal amount of the Loans outstanding at any one time shall not exceed $45,000,000.

D. Pursuant to the Domestic Subsidiary Guarantee dated as of June 26, 1997 made by Lessee and certain of the Company’s subsidiaries in favor of Mortgagor for the benefit of Lenders (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Guarantee”), Lessee has guaranteed payment of all indebtedness and obligations of the Borrowers under the Credit Agreement and the other Loan Documents.

E. The Borrowers are members of an affiliated group of companies that include Lessee. Lessee will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement.

F. EIDCO has received substantial consideration for entering into the Mortgaged Lease and agreeing to enter into this Mortgage.

G. The obligations of the Lenders to make the Loans, to issue any Letters of Credit and to enter into any Hedge Agreements are conditioned upon, among other things, the execution and delivery by Mortgagor of this Mortgage.

Granting Clauses

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to become legally bound, Mortgagor agrees that to secure the following (collectively, the “Obligations”):

(a) the due and punctual payment and performance by Mortgagor of any and all of its obligations and liabilities, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with the Guarantee, including, without limitation, payment of the unpaid principal of and interest on the Loans, the Reimbursement Obligations and all other obligations and liabilities of any Borrower to Mortgagee or the Lenders (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Guarantee, the Notes, the Letters of Credit, the Applications, the other Loan Documents or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to Mortgagee or to the Lenders that are required to be paid by any Borrower or the Guarantors pursuant to the terms of the Credit Agreement, the Guarantee, this Mortgage or any other Loan Document);

(b) the payment of all other obligations and liabilities of Mortgagor, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with the Credit Agreement, the Guarantee, this Mortgage, any other document or guaranty securing payment of the Obligations (the “Security Documents”) and any amendments, supplements, extensions, renewals, restatements, replacements or modifications of any of the foregoing (the Credit Agreement, the Guarantee, the Notes, the Letters of Credit, this Mortgage and the other Security Documents and all other documents and instruments from time to time evidencing, securing or guaranteeing the payment and performance of the Obligations, as any of the same may be amended, supplemented, extended, renewed, restated, replaced or modified from time to time, are collectively referred to as the “Loan Documents”), in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Mortgagee or to the Lenders that are required to be paid by such Guarantor pursuant to the Guarantee or any other Loan Document); and

(c) the performance and observance of each obligation, term, covenant and condition to be performed or observed by Mortgagor under, in connection with or pursuant to the provisions of the Credit Agreement, the Notes, the Letters of Credit, the Guarantee, the Hedge Agreements, this Deed of Trust and any of the other Security Documents or any of the other Loan Documents to which Mortgagee is a party;

MORTGAGOR HEREBY GRANTS TO MORTGAGEE A LIEN UPON AND A SECURITY INTEREST IN, AND HEREBY MORTGAGES, GRANTS, ASSIGNS, TRANSFERS AND SETS OVER TO MORTGAGEE:

(A) the Land;

(B) the leasehold estate created under and by virtue of the Mortgaged Lease, any interest in any fee, greater or lesser title to the Leased Land and Improvements located thereon that Mortgagor may own or hereafter acquire (whether acquired pursuant to a right or option contained in the Mortgaged Lease or otherwise) and all credits, deposits, options, privileges and rights of Mortgagor under the Mortgaged Lease (including all rights of use, occupancy and enjoyment) and under any amendments, supplements, extensions, renewals, restatements, replacements and modifications thereof (including, without limitation, (i) the right to give consents, (ii) the right to receive moneys payable to Mortgagor, (iii) the right, if any, to renew or extend the Mortgaged Lease for a succeeding term or terms, (iv) the right, if any, to purchase the Leased Land and Improvements located thereon, and (v) the right to terminate or modify the Mortgaged Lease); all of Mortgagor’s claims and rights to the payment of damages arising under the Bankruptcy Code (as defined below) from any rejection of the Mortgaged Lease by the lessor thereunder or any other party;

(C) all right, title and interest Mortgagor now has or may hereafter acquire in and to the Improvements or any part thereof (whether owned in fee by Mortgagor or held pursuant to the Mortgaged Lease or otherwise) and all the estate, right, title, claim or demand whatsoever of Mortgagor, in possession or expectancy, in and to the Real Estate or any part thereof;

(D) all right, title and interest of Mortgagor in, to and under all easements, rights of way, gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and riparian rights, development rights, air rights, mineral rights, oil and gas rights and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

(E) all of the fixtures, chattels, business machines, machinery, apparatus, equipment, furnishings and fittings, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Mortgagor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (E) being referred to as the “Equipment”);

(F) all right, title and interest of Mortgagor in and to all substitutes and replacements of, and all additions and improvements to, the Real Estate and the Equipment, subsequently acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further mortgage, conveyance, assignment or other act by Mortgagor;

(G) all right, title and interest of Mortgagor in, to and under all leases, subleases, underlettings, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Mortgagor in respect of cash and securities deposited thereunder and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

(H) all right title and interest of Mortgagor in and to all trade names, trade marks, logos, copyrights, good will and books and records relating to or used in connection with the operation of the Real Estate or the Equipment or any part thereof; all general intangibles related to the operation of the Improvements now existing or hereafter arising;

(I) all of Mortgagor’s interest in, to and under insurance policies now or subsequently obtained by Mortgagor relating to the Real Estate or Equipment and Mortgagor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein;

(J) all right, title and interest of Mortgagor in and to (i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale or financing of the Real Estate or Equipment or any part thereof and all agreements or options relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment, (ii) all consents, licenses, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate;

(K) any and all monies now or subsequently on deposit for the payment of real estate taxes or special assessments against the Real Estate or for the payment of premiums on insurance policies covering the foregoing property or otherwise on deposit with or held by Mortgagee as provided in this Mortgage; all capital, operating, reserve or similar accounts held by or on behalf of Mortgagor and related to the operation of the Mortgaged Property, whether now existing or hereafter arising and all monies held in any of the foregoing accounts and any certificates or instruments related to or evidencing such accounts; and

(L) all proceeds, both cash and noncash, of the foregoing;

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (A) through (E) are collectively referred to as the “Premises”, and those described in the foregoing clauses (A) through (L) are collectively referred to as the “Mortgaged Property”).

TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby mortgaged unto Mortgagee, its successors and assigns for the uses and purposes set forth, until the Obligations are fully paid and performed.

Terms and Conditions

Mortgagor further represents, warrants, covenants and agrees with Mortgagee as follows:

1. Warranty of Title. Mortgagor warrants that it has good record title in fee simple to, or a valid leasehold interest in, the Real Estate, and good title to, or a valid leasehold interest in, the rest of the Mortgaged Property, subject only to the matters that are set forth in Schedule B of the title insurance policy or policies being issued to Mortgagee to insure the lien of this Mortgage and any other lien or encumbrance as permitted by Section 10.5 of the Credit Agreement (the “Permitted Exceptions”). Mortgagor shall warrant, defend and preserve such title and the lien of this Mortgage against all claims of all persons and entities (not including the holders of the Permitted Exceptions). Mortgagor represents and warrants that (a) it has the right to mortgage the Mortgaged Property; (b) the Mortgaged Lease is in full force and effect and Mortgagor is the holder of the lessee’s or tenant’s interest thereunder; (c) the Mortgaged Lease has not been amended, supplemented or otherwise modified, except as may be specifically described in Schedule B attached to this Mortgage; (d) Mortgagor has paid all rents and other charges to the extent due and payable under the Mortgaged Lease (except to the extent Mortgagor is contesting in good faith by appropriate proceedings any such rents and other charges in accordance with and to the extent permitted by the terms of the relevant Mortgaged Lease), is not in default under the Mortgaged Lease in any material respect, has received no notice of default from the lessor thereunder and knows of no material default by the lessor thereunder; and (e) the granting of this Mortgage does not violate the terms of the Mortgage Lease nor is any consent of the lessor under the Mortgaged Lease required to be obtained in connection with the granting of this Mortgage unless such consent has been obtained.

2. Payment of Obligations. Mortgagor shall pay and perform the Obligations at the times and places and in the manner specified in the Guarantee and the other Loan Documents.

3. Requirements.

(a) Mortgagor shall promptly comply, in all material respects, with, or cause to be complied with, and conform to all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements, and irrespective of the nature of the work to be done, of each of the United States of America, any State and any municipality, local government or other political subdivision thereof and any agency, department, bureau, board, commission or other instrumentality of any of them, now existing or subsequently created (collectively, “Governmental Authority”) which has jurisdiction over the Mortgaged Property and all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. All present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements of every Governmental Authority applicable to Mortgagor or to any of the Mortgaged Property and all covenants, restrictions, and conditions which now or later may be applicable to any of the Mortgaged Property are collectively referred to as the “Legal Requirements”.

(b) From and after the date of this Mortgage, Mortgagor shall not by act or omission permit any building or other improvement on any premises not subject to the lien of this Mortgage to rely on the Premises or any part thereof or any interest therein to fulfill any Legal Requirement, and Mortgagor hereby assigns to Mortgagee any and all rights to give consent for all or any portion of the Premises or any interest therein to be so used. Mortgagor shall not by act or omission impair the integrity of any of the Real Estate as a single zoning lot separate and apart from all other premises. Mortgagor represents that each parcel of the Real Estate constitutes a legally subdivided lot, in compliance with all subdivision laws and similar Legal Requirements. Any act or omission by Mortgagor which would result in a violation of any of the provisions of this subsection shall be void.

4. Payment of Taxes and Other Impositions. (a) Promptly when due, Mortgagor shall pay and discharge all taxes of every kind and nature (including, without limitation, all real and personal property, income, franchise, withholding, transfer, gains, profits and gross receipts taxes), all charges for any easement or agreement maintained for the benefit of any of the Mortgaged Property, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Mortgaged Property, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to as the “Impositions”). Upon request by Mortgagee, Mortgagor shall deliver to Mortgagee (i) original or copies of receipted bills and cancelled checks evidencing payment of such Imposition if it is a real estate tax or other public charge and (ii) evidence acceptable to Mortgagee showing the payment of any other such Imposition. If by law any

Imposition, at Mortgagor’s option, may be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Mortgagor may elect to pay such Imposition in such installments and shall be responsible for the payment of such installments with interest, if any.

(b) Nothing herein shall affect any right or remedy of Mortgagee under this Mortgage or otherwise, without notice or demand to Mortgagor, to pay any Imposition after the date such Imposition shall have become due, and to add to the Obligations guaranteed by Mortgagor and secured by this Mortgage the amount so paid, together with interest from the time of payment at the Default Rate. Any sums paid by Mortgagee in discharge of any Impositions shall be (i) a lien on the Premises secured hereby prior to any right or title to, interest in, or claim upon the Premises subordinate to the lien of this Mortgage, and (ii) payable on demand by Mortgagor to Mortgagee together with interest at the Default Rate as set forth above.

(c) Mortgagor shall have the right before any delinquency occurs to contest or object in good faith to the amount or validity of any Imposition by appropriate legal proceedings, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Mortgagor’s covenant to pay any such Imposition at the time and in the manner provided in this Section unless (i) Mortgagor has given prior written notice to Mortgagee of Mortgagor’s intent so to contest or object to an Imposition, (ii) Mortgagor shall demonstrate to Mortgagee’s satisfaction that the legal proceedings shall operate conclusively to prevent the sale of the Mortgaged Property, or any part thereof, to satisfy such Imposition prior to final determination of such proceedings and (iii) Mortgagor shall furnish a good and sufficient bond or surety as requested by and reasonably satisfactory to Mortgagee in the amount of the Impositions which are being contested plus any interest and penalty which may be imposed thereon and which could become a lien against the Real Estate or any part of the Mortgaged Property.

5. Insurance. (a) Mortgagor shall maintain or cause to be maintained on all of the Premises:

(i) property insurance against loss or damage by fire, lightning, windstorm, tornado, water damage, flood, earthquake and by such other further risks and hazards as now are or subsequently may be covered by an “all risk” policy or a fire policy covering “special” causes of loss. The policy shall include building ordinance law endorsements and the policy limits shall be automatically reinstated after each loss, except for flood or earth movement or any coverage which has an annual aggregate limit of liability.

(ii) comprehensive general liability insurance under a policy including the “broad form CGL endorsement” (or which incorporates the language of such endorsement), covering all claims for personal injury, bodily injury or death, subject to standard exclusions of such policy, or property damage occurring on, in or about the Premises in an amount not less than $10,000,000 combined single limit with respect to injury and property damage relating to any one occurrence plus such excess limits as Mortgagee shall request from time to time;

(iii) when and to the extent required by Mortgagee, insurance against loss or damage by any other risk commonly insured against by persons occupying or using like properties in the locality or localities in which the Real Estate is situated;

(iv) insurance against rent loss, extra expense or business interruption (and/or soft costs, in the case of new construction), if applicable, in amounts satisfactory to Mortgagee, but not less than one year’s gross rent or gross income;

(v) boiler and machinery property insurance covering pressure vessels, air tanks, boilers, machinery, pressure piping, heating, air conditioning and elevator equipment and escalator equipment, provided the Improvements contain equipment of such nature, and insurance against rent, extra expense, business interruption and soft costs, if applicable, arising from any such breakdown, in such amounts as are reasonably satisfactory to Mortgagee but not less than the lesser of $1,000,000 or 10% of the value of the Improvements;

(vi) if any portion of the Premises are located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, flood insurance in an amount satisfactory to Mortgagee, but in no event less than the maximum limit of coverage available under the National Flood Insurance Act of 1968, as amended; and

(vii) such other insurance in such amounts as Mortgagee may reasonably request from time to time.

(b) Each insurance policy (other than flood insurance written under the National Flood Insurance Act of 1968, as amended, in which case to the extent available) shall (i) provide that it shall not be cancelled, non-renewed or materially amended without 30-days’ prior written notice to Mortgagee, except, in the event of cancellation for nonpayment of premium, then without 15-days’ prior written notice to Mortgagor, and (ii) with respect to all property insurance, provide for deductibles not to exceed $100,000, contain a “Replacement Cost Endorsement” without any deduction made for depreciation and with no co-insurance penalty (or attaching an agreed amount endorsement satisfactory to Mortgagee), with loss payable solely to Mortgagee (modified, if necessary, to provide that proceeds in the amount of replacement cost may be retained by Mortgagee without the obligation to rebuild) as its interest may appear, without contribution, under a “standard” or “New York” mortgagee clause acceptable to Mortgagee and be written by insurance companies having an A.M. Best Company, Inc. rating of A or higher and a financial size category of not less than XII, or otherwise as approved by Mortgagee. Liability insurance policies shall name Mortgagee as an additional insured and contain a waiver of subrogation against Mortgagee; all such policies shall indemnify and hold Mortgagee harmless from all liability claims occurring on, in or about the Premises and the adjoining streets, sidewalks and passageways. The amounts of each insurance policy and the form of each such policy shall at all times be reasonably satisfactory to Mortgagee. Each policy shall expressly provide that any proceeds which are payable to Mortgagee shall be paid by check payable to the order of Mortgagee only and requiring the endorsement of Mortgagee only. If any required insurance shall expire, be withdrawn, become void by breach of any condition thereof by Mortgagor or by any lessee of any part of the Mortgaged Property or become void or unsafe by reason of the failure or impairment of the capital of any insurer, or if for any other reason whatsoever such insurance shall, in Mortgagee’s reasonable discretion, become unsatisfactory to Mortgagee, Mortgagor shall immediately obtain new or additional insurance satisfactory to Mortgagee. Mortgagor shall not take out any separate or additional insurance which is contributing in the event of loss unless it is properly endorsed and otherwise satisfactory to Mortgagee in all respects.

(c) Mortgagor shall deliver to Mortgagee an original of each insurance policy required to be maintained, or a certificate of such insurance acceptable to Mortgagee, together with a copy of the declaration page for each such policy. Mortgagor shall (i) pay as they become due all premiums for such insurance, (ii) not later than 15 days prior to the expiration of each policy to be furnished pursuant to the provisions of this Section, deliver a renewed policy or policies, or duplicate original or originals thereof, marked “premium paid,” or accompanied by such other evidence of payment satisfactory to Mortgagee with standard non-contributory mortgage clauses in favor of and acceptable to Mortgagee. Upon request of Mortgagee, Mortgagor shall use best efforts to cause its insurance underwriter or broker to certify to Mortgagee in writing that all the requirements of this Mortgage governing insurance have been satisfied.

(d) If Mortgagor is in default of its obligations to insure or deliver any such prepaid policy or policies, then Mortgagee, at its option and without notice, may effect such insurance from year to year, and pay the premium or premiums therefor, and Mortgagor shall pay to Mortgagee on demand such premium or premiums so paid by Mortgagee with interest from the time of payment at the Default Rate and the same shall be added to the Obligations guaranteed by Mortgagor and secured by this Mortgage and shall be collectible in the same manner as the Obligations guaranteed by Mortgagor and secured by this Mortgage.

(e) Mortgagor shall increase the amount of property insurance required to equal 100% replacement cost pursuant to the provisions of this Section at the time of each renewal of each policy (but not later than 12 months from the date of this Mortgage and each successive 12 month period to occur thereafter) by using the F.W. Dodge Building Index to determine whether there shall have been an increase in the replacement value since the most recent adjustment and, if there shall have been such an increase, the amount of insurance required shall be adjusted accordingly.

(f) Mortgagor promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Mortgagor or to any of the Mortgaged Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Mortgaged Property. Mortgagor shall not use or permit the use of the Mortgaged Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Mortgage.

(g) If the Mortgaged Property, or any part thereof, shall be destroyed or damaged by fire or any other casualty, whether insured or uninsured, or in the event any claim is made against Mortgagor for any personal injury, bodily injury or property damage incurred on or about the Premises, Mortgagor shall give immediate notice thereof to Mortgagee. If the Mortgaged Property is damaged by fire or other casualty and the cost to repair such damage is less than the lesser of (i) 5% of the replacement cost of the Improvements at the affected Real Estate site and (ii) $100,000, then provided that no Event of Default shall have occurred and be continuing, Mortgagor shall have the right to adjust such loss, and the insurance proceeds relating to such loss may be paid over to Mortgagor; provided that Mortgagor shall, promptly after any such damage, repair all such damage regardless of whether any insurance proceeds have been received or whether such proceeds, if received, are sufficient to pay for the costs of repair. If the Mortgaged Property is damaged by fire or other casualty, and the cost to repair such damage exceeds the above limit, or if an Event of Default shall have occurred and be continuing, then Mortgagor authorizes and empowers Mortgagee, at Mortgagee’s option and in Mortgagee’s sole discretion, as attorney-in-fact for Mortgagor, to make proof of loss, to adjust and compromise any claim under any insurance policy, to appear in and prosecute any action arising from any policy, to collect and receive insurance proceeds and to deduct therefrom Mortgagee’s expenses incurred in the collection process. Each insurance company concerned is hereby authorized and directed to make payment for such loss directly to Mortgagee. Mortgagee shall have the right to require Mortgagor to repair or restore the Mortgaged Property, and Mortgagor hereby designates Mortgagee as its attorney-in-fact for the purpose of making any election required or permitted under any insurance policy relating to repair or restoration. The insurance proceeds or any part thereof received by Mortgagee may be applied by Mortgagee toward reimbursement of all costs and expenses of Mortgagee in collecting such proceeds, and the balance, at Mortgagee’s option in its sole and absolute discretion, to the principal (to the installments in inverse order of maturity, if payable in installments) and interest due or to become due under the Loans, to fulfill any other Obligation of Mortgagor, to the restoration or repair of the property damaged, or released to Mortgagor. In the event Mortgagee elects to release such proceeds to Mortgagor, Mortgagor shall be obligated to use such proceeds to restore or repair the Mortgaged Property. Application by Mortgagee of any insurance proceeds toward the last maturing installments of principal and interest due or to become due under the Loans shall not excuse Mortgagor from making any regularly scheduled payments due thereunder, nor shall such application extend or reduce the amount of such payments.

(h) In the event of foreclosure of this Mortgage or other transfer of title to the Mortgaged Property in extinguishment of the Obligations, all right, title and interest of Mortgagor in and to any insurance policies then in force shall pass to the purchaser or grantee and Mortgagor hereby appoints Mortgagee its attorney-in-fact, in Mortgagor’s name, to assign and transfer all such policies and proceeds to such purchaser or grantee.

(i) Upon written notice to Mortgagor, Mortgagee after an Event of Default shall be entitled to require Mortgagor to pay monthly in advance to Mortgagee the equivalent of  1/12th of the estimated annual premiums due on such insurance. Mortgagee may commingle such funds with its own funds and Mortgagor shall not be entitled to interest thereon.

(j) Mortgagor may maintain insurance required under this Mortgage by means of one or more blanket insurance policies maintained by Mortgagor; provided, however, that (A) any such policy shall specify, or Mortgagor shall furnish to Mortgagee a written statement from the insurer so specifying, the maximum amount of the total insurance afforded by such blanket policy that is allocated to the Premises and the other Mortgaged Property and any sublimits in such blanket policy applicable to the Premises and the other Mortgaged Property, (B) each such blanket policy shall include an endorsement providing that, in the event of a loss resulting from an insured peril, insurance proceeds shall be allocated to the Mortgaged Property in an amount equal to the coverages required to be maintained by Mortgagor as provided above and (C) the protection afforded under any such blanket policy shall be no less than that which would have been afforded under a separate policy or policies relating only to the Mortgaged Property.

6. Restrictions on Liens and Encumbrances. Except for the lien of this Mortgage and the Permitted Exceptions, Mortgagor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Mortgage and whether recourse or non-recourse.

7. Due on Sale and Other Transfer Restrictions. Except as expressly permitted under the Credit Agreement, Mortgagor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

8. Maintenance; No Alteration; Inspection; Utilities. (a) Mortgagor shall maintain or cause to be maintained all the Improvements in good condition and repair, reasonably wear and tear excepted, and shall not commit or suffer any waste of the Improvements. Mortgagor shall repair, restore, replace or rebuild promptly any part of the Premises which may be damaged or destroyed by any casualty whatsoever, the failure of which could reasonably be expected to result in a Material Adverse Effect. The Improvements shall not be demolished or materially altered, nor any material additions built, without the prior written consent of Mortgagee.

(b) Mortgagee and any persons authorized by Mortgagee shall have the right, with prior notice during normal business hours, to enter and inspect the Premises and the right to inspect all work done, labor performed and materials furnished in and about the Improvements and the right to inspect and make copies of all books, contracts and records of Mortgagor relating to the Mortgaged Property.

(c) Mortgagor shall pay or cause to be paid when due all utility charges which are incurred for gas, electricity, water or sewer services furnished to the Premises and all other assessments or charges of a similar nature, whether public or private, affecting the Premises or any portion thereof, whether or not such assessments or charges are liens thereon.

9. Condemnation/Eminent Domain. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any portion thereof, Mortgagor will notify Mortgagee of the pendency of such proceedings. Mortgagor authorizes Mortgagee, at Mortgagee’s option and in Mortgagee’s sole discretion, as attorney-in-fact for Mortgagor, to commence, appear in and prosecute, in Mortgagee’s or Mortgagor’s name, any action or proceeding relating to any condemnation of the Mortgaged Property, or any portion thereof, and to settle or compromise any claim in connection with such condemnation. If Mortgagee elects not to participate in such condemnation proceeding, then Mortgagor shall, at its expense, diligently prosecute any such proceeding and shall consult with Mortgagee, its attorneys and experts and cooperate with them in any defense of any such proceedings. All awards and proceeds of condemnation shall be assigned to Mortgagee to be applied in the same manner as insurance proceeds, as provided above, and Mortgagor agrees to execute any such assignments of all such awards as Mortgagee may request.

10. Restoration. If Mortgagee elects to release funds to Mortgagor for restoration of any of the Mortgaged Property, then such restoration shall be performed only in accordance with the following conditions:

(i) prior to the commencement of any restoration, the plans and specifications for such restoration, and the budgeted costs, shall be submitted to and approved by Mortgagee;

(ii) prior to making any advance of restoration funds, Mortgagee shall be satisfied that the remaining restoration funds are sufficient to complete the restoration and to pay all related expenses, including interest on the Obligations and real estate taxes on the Premises, during restoration;

(iii) at the time of any disbursement of the restoration funds, (A) no Default (as defined below) shall then exist, (B) no mechanics’ or materialmen’s liens shall have been filed and remain undischarged, except those discharged by the disbursement of the requested restoration funds and (C) a satisfactory bring-down or continuation of title insurance on the Premises shall be delivered to Mortgagee;

(iv) disbursements shall be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of satisfactory evidence of the stage of completion and of performance of the work in a good and workmanlike manner and in accordance with the contracts, plans and specifications acceptable to Mortgagee;

(v) with respect to each advance of restoration funds, Mortgagee may retain 10% of the amount of such advance as a holdback until the restoration is fully completed;

(vi) the restoration funds shall bear no interest and may be commingled with Mortgagee’s other funds;

(vii) Mortgagee may impose such other conditions as are customarily imposed by construction lenders; and

(viii) any restoration funds remaining shall be retained by Mortgagee and may be applied by Mortgagee, in its sole discretion, to the Obligations in the inverse order of maturity.

11. Leases. (a) Mortgagor shall not (i) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Mortgagee, or (ii) except as expressly permitted under the Credit Agreement, without the prior written consent of Mortgagee, execute or permit to exist any Lease of any of the Mortgaged Property.

(b) As to any Lease consented to by Mortgagee, Mortgagor shall:

(i) promptly perform all of the provisions of the Lease on the part of the lessor thereunder to be performed;

(ii) promptly enforce all of the provisions of the Lease on the part of the lessee thereunder to be performed;

(iii) appear in and defend any action or proceeding arising under or in any manner connected with the Lease or the obligations of Mortgagor as lessor or of the lessee thereunder;

(iv) exercise, within 5 days after a request by Mortgagee, any right to request from the lessee a certificate with respect to the status thereof;

(v) simultaneously deliver to Mortgagee copies of any notices of default which Mortgagor may at any time forward to or receive from the lessee;

(vi) promptly deliver to Mortgagee a fully executed counterpart of the Lease; and

(vii) promptly deliver to Mortgagee, upon Mortgagee’s request, an assignment of the Mortgagor’s interest under such Lease.

(c) Mortgagor shall deliver to Mortgagee, within 10 days after a request by Mortgagee, a written statement, certified by Mortgagor as being true, correct and complete, containing the names of all lessees and other occupants of the Mortgaged Property, the terms of all Leases and the spaces occupied and rentals payable thereunder, and a list of all Leases which are then in default, including the nature and magnitude of the default; such statement shall be accompanied by credit information with respect to the lessees and such other information as Mortgagee may request.

(d) All Leases entered into by Mortgagor after the date hereof, if any, and all rights of any lessees thereunder shall be subject and subordinate in all respects to the lien and provisions of this Mortgage unless Mortgagee shall otherwise elect in writing.

(e) As to any Lease now in existence or subsequently consented to by Mortgagee, and except as expressly permitted under the Credit Agreement, Mortgagor shall not accept a surrender or terminate, cancel, rescind, supplement, alter, revise, modify or amend such Lease or permit any such action to be taken nor shall Mortgagor accept the payment of rent more than thirty (30) days in advance of its due date.

(f) If any act or omission of Mortgagor would give any lessee under any Lease the right, immediately or after lapse of a period of time, to cancel or terminate such Lease, or to abate or offset against the payment of rent or to claim a partial or total eviction, such lessee shall not exercise such right until it has given written notice of such act or omission to Mortgagee and until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice without a remedy being effected.

(g) In the event of the enforcement by Mortgagee of any remedy under this Mortgage, the lessee under each Lease shall, if requested by Mortgagee or any other person succeeding to the interest of Mortgagee as a result of such enforcement, attorn to Mortgagee or to such person and shall recognize Mortgagee or such successor in interest as lessor under the Lease without change in the provisions thereof; provided however, that Mortgagee or such successor in interest shall not be: (i) bound by any payment of an installment of rent or additional rent which may have been made more than 30 days before the due date of such installment; (ii) bound by any amendment or modification to the Lease made without the consent of Mortgagee or such successor in interest; (iii) liable for any previous act or omission of Mortgagor (or its predecessors in interest); (iv) responsible for any monies owing by Mortgagor to the credit of such lessee or subject to any credits, offsets, claims, counterclaims, demands or defenses which the lessee may have against Mortgagor (or its predecessors in interest); (v) bound by any covenant to undertake or complete any construction of the Premises or any portion thereof; or (vi) obligated to make any payment to such lessee other than any security deposit actually delivered to Mortgagee or such successor in interest. Each lessee or other occupant, upon request by Mortgagee or such successor in interest, shall execute and deliver an instrument or instruments confirming such attornment. In addition, Mortgagor agrees that each Lease entered into after the date of this Mortgage shall include language to the effect of subsections (d)-(g) of this Section; provided that the provisions of such subsections shall be self-operative and any failure of any Lease to include such language shall not impair the binding effect of such provisions on any lessee under such Lease.

12. Further Assurances/Estoppel Certificates. To further assure Mortgagee’s rights under this Mortgage, Mortgagor agrees upon demand of Mortgagee to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Mortgaged Property and a separate assignment of each Lease in recordable form) as may reasonably be required by Mortgagee to confirm the lien of this Mortgage and all other rights or benefits conferred on Mortgagee. Mortgagor, within 5 business days after request, shall deliver, in form and substance satisfactory to Mortgagee, a written statement, duly acknowledged, setting forth the amount of the Obligations, and whether any offsets, claims, counterclaims or defenses exist against the Obligations and certifying as to such other matters as Mortgagee shall reasonably request.

13. Mortgagee’s Right to Perform. If Mortgagor fails to perform any of the covenants or agreements of Mortgagor, Mortgagee, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, may, at any time (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the Default Rate, shall immediately be due from Mortgagor to Mortgagee. To the extent that any such amounts or costs paid by Mortgagee shall constitute payment of (i) Impositions; (ii) premiums on insurance policies covering the Premises; (iii) expenses incurred in upholding or enforcing the lien of this Mortgage, including, but not limited to the expenses of any litigation to prosecute or defend the rights and lien created by this Mortgage; (iv) costs of removal of or otherwise related to Materials of Environmental Concern (as defined below) or asbestos; or (v) any amount, costs or charge to which Mortgagee becomes subrogated, upon payment, whether under recognized principles of law or equity, or under express statutory authority; then, and in each such event, such amounts or costs, together with interest thereon at the Default Rate, shall be added to the Obligations guaranteed by Mortgagor and secured by this Mortgage and shall be a lien on the Mortgaged Property prior to any right, title to, interest in, or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage. No payment or advance of money by Mortgagee under this Section shall be deemed or construed to cure Mortgagor’s default or waive any right or remedy of Mortgagee.

14. Mortgagor’s Existence, etc. Mortgagor shall do all things necessary to preserve and keep in full force and effect its existence, material franchises, rights and privileges under the laws of the state in which it was formed and its right to own property and transact business in each state in which the Real Estate is located. Mortgagor represents and warrants that Mortgagor is a duly organized and validly existing corporation or general or limited partnership, as the case may be, in good standing, and this Mortgage has been executed by a duly authorized partner or officer thereof, as applicable. This Mortgage constitutes the legal, valid and binding obligation of Mortgagor, enforceable against Mortgagor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

15. Materials of Environmental Concern. (a) Neither Mortgagor nor, to the best knowledge of Mortgagor, any other person has ever caused or permitted any Materials of Environmental Concern to be released or disposed into the environment or on, under or at the Premises, or any part thereof, except in compliance with the Legal Requirements of any Governmental Authority regarding any Materials of Environmental Concern, and the Premises have never been used (whether by Mortgagor or, to the best knowledge of Mortgagor, by any other person, including any tenant) as a dump site for Materials of Environmental Concern or storage (whether permanent or temporary) site for any Materials of Environmental Concern in violation of any Legal Requirements of any Governmental Authority regarding any Materials of Environmental Concern.

(b) Mortgagor represents that to the best of Mortgagor ‘s knowledge, (i) upon due inquiry, no Materials of Environmental Concern are present in the environment at the Premises as a result of any unpermitted disposal or release, and (ii) neither the Premises nor any site within the vicinity of the Premises is or has been adversely affected by any Materials of Environmental Concern or is in violation of any applicable Legal Requirement of any Governmental Authority regulating, relating to, or imposing liability or standards of conduct concerning Materials of Environmental Concern.

(c) Mortgagor shall comply with any and all applicable Legal Requirements governing the discharge and removal of Materials of Environmental Concern, shall pay immediately when due the costs of removal of any Materials of Environmental Concern, and shall keep the Premises free of any lien imposed pursuant to such Legal Requirements. In the event Mortgagor fails to do so, after notice to Mortgagor and the expiration of the earlier of (i) applicable cure periods hereunder, or (ii) the cure period permitted under the applicable Legal Requirement, Mortgagee may declare such failure an Event of Default or cause the Premises to be freed from the Materials of Environmental Concern and the cost of the removal with interest at the Default Rate shall immediately be due from Mortgagor to Mortgagee and the same shall be added to the Obligations guaranteed by Mortgagor and be secured by this Mortgage. Mortgagor further agrees not to release or dispose of any Materials of Environmental Concern at the

Premises, except for the discharge or removal of Materials of Environmental Concern in compliance with all Legal Requirements, without the express approval of Mortgagee, which approval shall not be unreasonably withheld, and any such release or disposal shall comply with all applicable Legal Requirements and any conditions established by Mortgagee. In addition, in the event of any notice by a Governmental Authority of a violation of any Legal Requirement concerning any Materials of Environmental Concern at the Premises, upon prior written notice, (i) Mortgagee shall have the right to conduct an environmental audit of the Premises and Mortgagor shall cooperate in the conduct of such environmental audit, and (ii) Mortgagor shall give Mortgagee and its agents and employees access to the Premises to remove Materials of Environmental Concern, the presence of which violate any applicable Legal Requirement. Except to the extent that any loss, cost, damage or expense has been occasioned by the willful misconduct or gross negligence of Mortgagee, Mortgagor agrees to defend, indemnify and hold Mortgagee free and harmless from and against all loss, costs, damage and expense (including attorneys’ fees and costs and consequential damages) Mortgagee may sustain in connection with the Premises by reason of (i) the imposition or recording of a lien by any Governmental Authority pursuant to any Legal Requirement relating to hazardous or toxic wastes or substances or the removal thereof (“Environmental Laws”); (ii) claims of any private parties regarding violations of Environmental Laws; (iii) costs and expenses (including, without limitation, attorneys’ fees and fees incidental to the securing of repayment of such costs and expenses) incurred by Mortgagor or Mortgagee in connection with the removal of any such lien or in connection with Mortgagor’s or Mortgagee’s compliance with any Environmental Laws; and (iv) the assertion against Mortgagee by any party of any claim in connection with Materials of Environmental Concern, except to the extent that any loss, cost, damage or expense has been occasioned by the willful misconduct or gross negligence of Mortgagee.

(d) For the purposes of this Mortgage, “Materials of Environmental Concern” means and includes any hazardous, nuclear, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation, and Liability Act, any so-called “Superfund” or “Superlien” law, or any other Legal Requirement regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, nuclear, toxic or dangerous waste, substance or material, as now or at any time in effect.

(e) The foregoing indemnification shall be a recourse obligation of Mortgagor and shall survive repayment of the Loans, notwithstanding any limitations on recourse which may be contained herein or in any Loan Documents or the delivery of any satisfaction, release or release deed, discharge or deed of reconveyance, or the assignment of this Mortgage by Mortgagee.

16. Asbestos. Mortgagor shall not install or permit to be installed in the Premises friable asbestos or any substance containing asbestos and deemed hazardous and not permitted for use by any Legal Requirement respecting such material, or any other building material deemed to be harmful, hazardous or injurious by relevant Legal Requirements.

17. Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (each an “Event of Default”):

(a) an Event of Default shall occur under the Credit Agreement;

(b) a failure to make payment of any other sums required to be paid hereunder or under the Loan Documents (including, without limitation, any Imposition) within the period required by specific provision of this Mortgage or, if no such period is so provided, by no later than three days after written notice; or

(c) a failure (i) to keep in force the insurance required by this Mortgage, or (ii) to comply with and conform to all provisions and requirements of the insurance policies and the insurers thereunder which would affect Mortgagor’s ability to keep in force the insurance required by this Mortgage or to collect any proceeds therefrom, or (iii) to comply with any other material provisions of this Mortgage regarding insurance; or

(d) upon default, five business days after request, in furnishing a statement of the outstanding amount secured by this Mortgage and whether any offset or defense exists against the Obligations; or

(e) upon the actual waste, removal or demolition of, or material alteration to, any part of the Premises (other than necessary replacements of worn or obsolete Equipment), or construction of any new Improvements; or

(f) upon failure to comply promptly with any Legal Requirement or order or notice of violation of law or ordinance issued by any Governmental Authority having jurisdiction over the Premises, which failure could materially and adversely affect the Mortgaged Property; or

(g) if any representation or warranty made by Mortgagor in this Mortgage, any other Loan Document or any certificate, document or financial or other statement furnished under or in connection with the Loan Documents shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(h) if the Mortgaged Property, or a substantial portion thereof, is damaged or destroyed by an uninsured casualty and Mortgagor does not immediately provide funds for the restoration of the damage caused by such casualty; or

(i) failure of Mortgagor to duly perform and observe, or a violation or breach of, any other terms, covenants, provisions or conditions of Sections 6 or 7 of this Mortgage; or

(j) any guaranty of payment or performance of any of the Obligations shall cease for any reason to be in full force and effect or any Guarantor shall so assert in writing or any default shall occur under any such guaranty or any representation or warranty made by any Guarantor to or for the benefit of Mortgagee shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(k) a failure of Mortgagor to duly perform and observe, or a violation or breach of, any other terms, covenants, provisions or conditions of this Mortgage and the continuation thereof for a 30-day period after notice shall have been given to Mortgagor by Mortgagee specifying such default and requiring such default be remedied; which period may be extended to the extent required (but not longer than 180 days) if such default is not susceptible of cure within 30 days so long as Mortgagor has commenced to cure such default within such 30-day period and is thereafter diligently prosecuting such cure to completion and so long as such delay is not likely to have a material adverse effect on either the Mortgaged Property or Mortgagee’s rights under this Mortgage; provided, however, any such default that can be cured by the payment of money shall be promptly cured after notice by Mortgagee.

18. Remedies.

(a) Upon the occurrence and continuance of any Event of Default, in addition to any other rights and remedies Mortgagee may have pursuant to the Loan Documents, or as provided by law, and without limitation, if such event is an Event of Default specified in clause (i) or (ii) of paragraph 12(f) of the Credit Agreement with respect to the Company, automatically the Revolving Credit Commitments and Swing Line Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under the Credit Agreement, this Mortgage and any other Loan Documents (including, without limitation, all Reimbursement Obligations, regardless of whether or not such Reimbursement Obligations are then due and payable) shall immediately become due and payable, and if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Mortgagee may, or upon the request of the Required Lenders, the Mortgagee shall, by notice to the Company declare the Revolving Credit Commitments and Swing Line Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments and Swing Line Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Mortgagee may, or upon the request of the Required Lenders, the Mortgagee shall, by notice to the Company, declare the Loans (with accrued interest thereon) and all other amounts owing under the Credit Agreement, this Mortgage and any other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as provided above in this Section, presentment, demand, protest, notice of acceleration, notice of intent to accelerate and all other notices of any kind are hereby waived. In addition, upon the occurrence and continuance of any Event of Default, Mortgagee, to the extent permitted by applicable law, may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

(i) Mortgagee may, to the extent permitted by applicable law, (A) institute and maintain an action of mortgage foreclosure against all or any part of the Mortgaged Property, (B) institute and maintain an action on the Note, (C) sell all or part of the Mortgaged Property (Mortgagor expressly granting to Mortgagee the power of sale), or (D) take such other action at law or in equity for the enforcement of this Mortgage or any of the Loan Documents as the law may allow. Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the Default Rate and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the Default Rate shall be due on any judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment.

(ii) Mortgagee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise (Mortgagor hereby agreeing to surrender possession of the Mortgaged Property to Mortgagee upon demand at any such time)and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, Mortgagee shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Mortgagee shall deem appropriate as fully as Mortgagor might do.

(b) The holder of this Mortgage, in any action to foreclose it, shall be entitled to the appointment of a receiver. In case of a foreclosure sale, the Real Estate may be sold, at Mortgagee’s election, in one parcel or in more than one parcel and Mortgagee is specifically empowered, (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

(c) In the event of any breach of any of the covenants, agreements, terms or conditions contained in this Mortgage, and notwithstanding to the contrary any exculpatory or non-recourse language which may be contained herein, Mortgagee shall be entitled to enjoin such breach and obtain specific performance of any covenant, agreement, term or condition and Mortgagee shall have the right to invoke any equitable right or remedy as though other remedies were not provided for in this Mortgage.

(d) Upon the occurrence of an Event of Default, Mortgagor authorizes and empowers any attorney of any court of record of the Commonwealth of Pennsylvania to appear for and to confess judgment in ejectment against Mortgagor (and, at the election of said attorney, against any person claiming under, by or through Mortgagor) for the recovery by Mortgagee of possession of the entire Premises or, at the election of said attorney, any portion or portions of the Premises. The foregoing authority to confess judgment shall not be exhausted by any exercise thereof but shall continue from time to time until Mortgagee is fully and finally vested with possession of the entire Premises. Mortgagor expressly agrees that any judgment entered pursuant to the foregoing authority shall be final and releases to Mortgagee, and to any attorney appearing for Mortgagor or Mortgagee, all errors in said proceedings and all liability therefor. Upon confession of judgment in ejectment pursuant to the foregoing authority, a Writ of Possession (or like writ appropriate under then applicable law) may issue forthwith without any prior proceedings and may include the costs of Mortgagee. Judgment may be entered pursuant to the foregoing authority on the basis of an affidavit made on Mortgagee’ s behalf and setting forth the relevant facts, of which facts such affidavit shall be conclusive evidence, and if a true copy of this Mortgage is filed in any action for such judgment it shall not be necessary to file the original of this Mortgage.

19. Right of Mortgagee to Credit Sale. Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Obligations or other sums secured by this Mortgage the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage. In such event, this Mortgage, the Notes, if any, the Loan Documents and any other documents evidencing expenditures secured hereby may be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Obligations as having been paid.

20. Appointment of Receiver. To the extent permitted by applicable law, if an Event of Default shall have occurred and be continuing, Mortgagee as a matter of right and without notice to Mortgagor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Obligations or the interest of Mortgagor therein, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

21. Extension, Release, etc. (a) Without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Obligations, Mortgagee may, from time to time and without notice, agree to (i) release any person liable for the Obligations, (ii) extend the maturity or alter any of the terms of the Obligations or any guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Mortgagee’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto. If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Obligations outstanding.

(b) No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the lien of this Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(c) If Mortgagee shall have the right to foreclose this Mortgage, Mortgagor authorizes Mortgagee at its option to foreclose the lien of this Mortgage subject to the rights of any tenants of the Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Obligations or to foreclose the lien of this Mortgage.

(d) Unless expressly provided otherwise, in the event that ownership of this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same person or entity, this Mortgage shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

22. Security Agreement under Uniform Commercial Code. (a) It is the intention of the parties hereto that this Mortgage shall constitute a Security Agreement within the meaning of the Uniform Commercial Code (the “Code”) of the State in which the Mortgaged Property is located. If an Event of Default shall occur under this Mortgage, then in addition to having any other right or remedy available at law or in equity, Mortgagee shall have the option of either (i) proceeding under the Code and exercising such rights and remedies as may be provided to a secured party by the Code with respect to all or any portion of the Mortgaged Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Mortgagee’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Code shall not apply). If Mortgagee shall elect to proceed under the Code, then ten days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Mortgagee shall include, but not be limited to, attorneys’ fees and legal expenses. At Mortgagee’s request, Mortgagor shall assemble the personal property and make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both parties.

(b) Mortgagor and Mortgagee agree, to the extent permitted by law, that: (i) all of the goods described within the definition of the word “Equipment” are or are to become fixtures on the Real Estate; (ii) this Mortgage upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” within the meaning of Sections 9-334 and 9-502 of the Code; (iii) Mortgagor is the record owner of the Real Estate; and (iv) the addresses of Mortgagor and Mortgagee are as set forth on the first page of this Mortgage.

(c) Mortgagor, upon request by Mortgagee from time to time, shall execute, acknowledge and deliver to Mortgagee one or more separate security agreements, in form reasonably satisfactory to Mortgagee, covering all or any part of the Mortgaged Property and will further execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any financing statement, affidavit, continuation statement or certificate or other document as Mortgagee may request in order to perfect, preserve, maintain, continue or extend the security interest under and the priority of this Mortgage and such security instrument. Mortgagor further agrees to pay to Mortgagee on demand all reasonable costs and expenses incurred by Mortgagee in connection with the preparation, execution, recording, filing and re-filing of any such document and all reasonable costs and expenses of any record searches for financing statements Mortgagee shall reasonably require. If Mortgagor shall fail to furnish any financing or continuation statement within 10 days after reasonable request by Mortgagee, then pursuant to the provisions of the Code, Mortgagor hereby authorizes Mortgagee, without the signature of Mortgagor, to execute and file any such financing and continuation statements. The filing of any financing or continuation statements in the records relating to personal property or chattels shall not be construed as in any way impairing the right of Mortgagee to proceed against any personal property encumbered by this Mortgage as real property, as set forth above.

23. Assignment of Rents. Mortgagor hereby assigns to Mortgagee the Rents as further security for the payment and performance of the Obligations, and Mortgagor grants to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Obligations. The foregoing assignment and grant is present and absolute and shall continue in effect until the Obligations are paid in full, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence and continuance of an Event of Default under this Mortgage; such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence of any Event of Default under this Mortgage by giving not less than five days’ written notice of such revocation to Mortgagor; in the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect the Rents, any lease security deposits, and shall pay monthly in advance to Mortgagee, or to any such receiver, the fair and reasonable rental value as determined by Mortgagee for the use and occupancy of the Mortgaged Property or of such part thereof as may be in the possession of Mortgagor or any affiliate of Mortgagor, and upon default in any such payment Mortgagor and any such affiliate will vacate and surrender the possession of the Mortgaged Property to Mortgagee or to such receiver, and in default thereof may be evicted by summary proceedings or otherwise. Mortgagor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

24. Trust Funds. All lease security deposits of the Real Estate shall be treated as trust funds not to be commingled with any other funds of Mortgagor. Within 10 days after request by Mortgagee, Mortgagor shall furnish Mortgagee satisfactory evidence of compliance with this subsection, together with a statement of all lease security deposits by lessees and copies of all Leases not previously delivered to Mortgagee, which statement shall be certified by Mortgagor.

25. Additional Rights. The holder of any subordinate lien on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Mortgage nor shall any holder of any subordinate lien join any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Mortgage all subordinate lienholders are subject to and notified of this provision, and any action taken by any such lienholder contrary to this provision shall be null and void. Upon the occurrence and continuance of any Event of Default, Mortgagee may, in its sole discretion and without regard to the adequacy of its security under this Mortgage, apply all or any part of any amounts on deposit with Mortgagee under this Mortgage against all or any part of the Obligations. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Mortgagee on account of such Default or Event of Default.

26. Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of subsection 14.2 of the Credit Agreement to Mortgagor and to Mortgagee as specified therein.

27. No Oral Modification. This Mortgage may not be amended, supplemented, terminated orally or otherwise modified except in accordance with the provisions of subsection 14.1 of the Credit Agreement. Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

28. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Mortgage or in any provisions of the Obligations or Loan Documents, the obligations of Mortgagor and of any other obligor under the Obligations or Loan Documents shall be subject to the limitation that Mortgagee shall not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Mortgagee.

29. Mortgagor’s Waiver of Rights. To the fullest extent permitted by law, Mortgagor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Obligations or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of foreclosure of the liens hereby created. Mortgagor further waives, to the extent permitted by applicable law, all errors and imperfections in any proceedings instituted by Mortgagee under this Mortgage and all notices of any Event of Default (except as may be provided for under the terms of this Mortgage or any other Loan Documents) or of Mortgagee’s election to exercise or its actual exercise of any right, remedy or recourse provided for under this Mortgage.

30. Remedies Not Exclusive. Mortgagee shall be entitled to enforce payment and performance of the Obligations and to exercise all rights and powers under this Mortgage or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Obligations may now or hereafter be otherwise secured, whether by mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner affect Mortgagee’s right to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Mortgagee or to which it may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Mortgagee. In no event shall Mortgagee, in the exercise of the remedies provided in this Mortgage (including, without limitation, in connection with the assignment of Rents to Mortgagee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “mortgagee in possession,” and Mortgagee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

31. Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Mortgage, Mortgagee shall now or hereafter hold one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Obligations upon other property in the State in which the Premises are located (whether or not such property is owned by Mortgagor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Mortgagee may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Obligations (including the Mortgaged Property), which action may be brought or consolidated in the courts of any county in which any of such collateral is located. Mortgagor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to Mortgagee to extend the Obligations, and Mortgagor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Mortgagor further agrees that if Mortgagee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Obligations, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Mortgagee may commence or continue foreclosure proceedings and exercise its other remedies granted in this Mortgage against all or any part of the Mortgaged

Property and Mortgagor waives any objections to the commencement or continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Mortgage or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Mortgage nor the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee in any such proceedings shall prejudice, limit or preclude Mortgagee’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Obligations, and Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other proceedings or exercise of any remedies in such proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other proceedings or any action under this Mortgage on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Obligations (directly or indirectly) in the most economical and least time-consuming manner.

32. Successors and Assigns. All covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Mortgagee at any time if in its sole discretion it deems such waiver advisable. All such covenants of Mortgagor shall run with the land and bind Mortgagor, the successors and assigns of Mortgagor (and each of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Mortgagee, its successors and assigns. The word “Mortgagor” shall be construed as if it read “Mortgagors” whenever the sense of this Mortgage so requires and if there shall be more than one Mortgagor, the obligations of the Mortgagors shall be joint and several.

33. No Waivers, etc. Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Mortgage without, as to the remainder of the security, in anywise impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien.

34. Governing Law, etc. THIS MORTGAGE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF PENNSYLVANIA, EXCEPT THAT MORTGAGOR EXPRESSLY ACKNOWLEDGES THAT BY THEIR TERMS THE

CREDIT AGREEMENT AND THE LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW, AND FOR PURPOSES OF CONSISTENCY, MORTGAGOR AGREES THAT IN ANY IN PERSONAM PROCEEDING RELATED TO THIS MORTGAGE THE RIGHTS OF THE PARTIES TO THIS MORTGAGE SHALL ALSO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK GOVERNING CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW.

35. Waiver of Trial by Jury. Mortgagor and Mortgagee each hereby irrevocably and unconditionally waive trial by jury in any action, claim, suit or proceeding relating to this Mortgage and for any counterclaim brought therein. Mortgagor hereby waives all rights to interpose any counterclaim in any suit brought by Mortgagee hereunder and all rights to have any such suit consolidated with any separate suit, action or proceeding.

36. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the word “Mortgagor” shall mean “each Mortgagor or any subsequent owner or owners of the Mortgaged Property or any part thereof or interest therein,” the word “Mortgagee” shall mean “Mortgagee or any subsequent holder of the Note,” the word “Note” shall mean “the Note or any other evidence of indebtedness secured by this Mortgage,” the word “person” shall include any individual, corporation, partnership, trust, unincorporated association, government, governmental authority, or other entity, and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof.

37. Loan Document. This Mortgage shall constitute a Loan Document for purposes of the Credit Agreement.

38. Mortgaged Lease Provisions.

(a) Mortgagor shall pay or cause to be paid all rent and other charges required under the Mortgaged Lease as and when the same are due and shall promptly and faithfully perform or cause to be performed all other material terms, obligations, covenants, conditions, agreements, indemnities, representations, warranties or liabilities of the lessee under the Mortgaged Lease. Mortgagor shall not (i) in any manner, cancel, terminate or surrender, or permit the cancellation, termination or surrender, of the Mortgaged Lease, in whole or in part except as may be expressly permitted under the Credit Agreement, (ii) either orally or in writing, modify, amend or permit any modification or amendment of any of the terms of the Mortgaged Lease in any respect which is materially adverse to Mortgagor or Mortgagee without the prior written consent of Mortgagee, which consent shall not be unreasonably withheld, or (iii) after the date hereof, and except as required under the Mortgaged Lease, permit the subordination of the Mortgaged Lease to any mortgage and any attempt to do any of the foregoing shall be null and void and of no effect and shall constitute an Event of Default hereunder.

(b) Mortgagor shall do, or cause to be done, all things necessary to preserve and keep unimpaired all rights of Mortgagor as lessee under the Mortgaged Lease, and to prevent any default under the Mortgaged Lease, or any termination, surrender, cancellation, forfeiture, subordination or impairment thereof. Mortgagor does hereby authorize and irrevocably appoint and constitute Mortgagee as its true and lawful attorney-in-fact, which appointment is coupled with an interest, in its name, place and stead, (i) to do and take, but without any obligation so to do, if Mortgagor fails to do so at least five (5) business days prior to the expiration of any applicable cure period, any action which Mortgagee deems necessary or desirable to cure any default, or to prevent any imminent default, by Mortgagor under the Mortgaged Lease and (ii) to enter into and upon the Premises or any part thereof to such extent and as often as Mortgagee, in its sole discretion, deems necessary or desirable in order to take any action permitted to be taken by Mortgagee pursuant to clause (i) (in each case, with respect to all of the actions described in clauses (i) and (ii), after ten (10) days” notice to Mortgagor, unless Mortgagor has itself taken the action(s) in questions within such ten (10) day period), to the end that the rights of Mortgagor in and to the leasehold estate created by the Mortgaged Lease shall be kept unimpaired and free from default. All sums so expended by Mortgagee, with interest thereon at the Default Rate from the date of each such expenditure, shall be paid by Mortgagor to Mortgagee promptly upon demand by Mortgagee. Mortgagor shall, within five (5) business days after written request by Mortgagee, execute and deliver to Mortgagee, or to any person designated by Mortgagee, such further instruments, agreements, powers, assignments, conveyances or the like as may be necessary to complete or perfect the interest, rights or powers of Mortgagee pursuant to this paragraph.

(c) Mortgagor shall use commercially reasonable efforts to enforce the material obligations of the lessor under the Mortgaged Lease and shall promptly notify Mortgagee in writing of any material default by either the lessor or Mortgagor in the performance or observance of any of the terms, covenants and conditions contained in the Mortgaged Lease. Mortgagor shall deliver to Mortgagee, within ten (10) business days after receipt, a copy of any notice of default or noncompliance, demand or complaint made by the lessor under the Mortgaged Lease. If the lessor shall deliver to Mortgagee a copy of any notice of default given to Mortgagor, such notice shall constitute full authority and protection to Mortgagee for any actions taken or omitted to be taken in good faith by Mortgagee on such notice.

(d) If any action or proceeding shall be instituted to evict Mortgagor or to recover possession of the Mortgaged Property from Mortgagor or any part thereof or interest therein or any action or proceeding otherwise affecting the Mortgaged Lease or this Mortgage shall be instituted, then Mortgagor shall, immediately after receipt deliver to Mortgagee a true and complete copy of each petition, summons, complaint, notice of motion, order to show cause and all other pleadings and papers, however designated, served in any such action or proceeding.

(e) Mortgagor covenants and agrees that the fee title to the Leased Land and the leasehold estate created under the Mortgaged Lease shall not merge but shall always remain separate and distinct, notwithstanding the union of said estates either in Mortgagor or a third party by purchase or otherwise; and in case Mortgagor acquires the fee title or any other estate, title or interest in and to the Leased Land, the lien of this Mortgage shall, without further conveyance, simultaneously with such acquisition, be spread to cover and attach to such acquired estate and as so spread and attached shall be prior to the lien of any mortgage placed on the acquired estate after the date of this Mortgage.

(f) No release or forbearance of any of Mortgagor’s obligations under the Mortgaged Lease, pursuant to the Mortgaged Lease or otherwise, shall release Mortgagor from any of its obligations under this Mortgage, including its obligations to pay rent and to perform all of the terms, provisions, covenants, conditions and agreements of the lessee under the Mortgaged Lease.

(g) Upon the occurrence and during the continuance of any Event of Default hereunder, all rights of consent and approval, and all elections of Mortgagor as lessee under the Mortgaged Lease, together with the right to terminate or to modify the Mortgaged Lease, which have been assigned for collateral purposes to Mortgagee, shall automatically vest exclusively in and be exercisable solely by Mortgagee.

(h) Mortgagor will give Mortgagee prompt written notice of the commencement of any arbitration or appraisal proceeding under and pursuant to the provisions of the Mortgaged Lease involving amounts in excess of $100,000 on a present value basis. Automatically upon the occurrence of an Event of Default and for so long as it shall be continuing, Mortgagee shall have the sole authority to conduct any such proceeding and Mortgagor hereby irrevocably appoints and constitutes Mortgagee as its true and lawful attorney-in-fact, which appointment is coupled with an interest, in its name, place and stead, to exercise, at the expense of Mortgagor, all right, title and interest of Mortgagor in connection with such proceeding, including the right to appoint arbitrators and to conduct arbitration proceedings on behalf of Mortgagor, following and during the continuance of an Event of Default. Nothing contained herein shall obligate Mortgagee to participate in such proceeding.

(i) Except as may be expressly permitted under the Credit Agreement, Mortgagor shall exercise any option or right to renew or extend the term of the Mortgaged Lease not less than 30 days before the expiration of the exercise right. Mortgagor shall give Mortgagee simultaneous written notice of any such exercise together with a copy of the notice or other document given to the lessor and shall promptly deliver to Mortgagee a copy of any acknowledgment by such lessor of the exercise of such option or right. In the event that Mortgagor fails to exercise any such option or right by the date 30 days prior to the date of expiration of the exercise right or upon the occurrence of any Event of Default hereunder, Mortgagee may act in its stead and Mortgagor hereby irrevocably authorizes and appoints Mortgagee as its true and lawful attorney-in-fact, which appointment is coupled with an interest, in its name, place and stead, to execute and deliver, for and in the name of Mortgagor, all of the instruments and agreements necessary under the Mortgaged Lease or otherwise to cause any extension of the term thereof. Nothing contained herein shall affect or limit any rights of Mortgagor or Mortgagee granted under the Mortgaged Lease.

(j) Mortgagor shall, within ten (10) days after written demand from Mortgagee, deliver to Mortgagee proof of payment of all items that are required to be paid by Mortgagor under the Mortgaged Lease, including, without limitation, rent, taxes, operating expenses and other charges.

(k) The lien of this Mortgage shall attach to all of Mortgagor’s rights and remedies at any time arising under or pursuant to Section 365(h) of the Bankruptcy Code, 11 U.S.C. § 365(h), as the same may hereafter be amended (the “Bankruptcy Code”), including, without limitation, all of Mortgagor’s rights to remain in possession of the Leased Land. Except as may be expressly permitted under the Credit Agreement, Mortgagor shall not, without Mortgagee’s prior written consent, elect to treat the Mortgaged Lease as terminated under Section 365(h)(1)(A)(i) of the Bankruptcy Code. Any such election made without Mortgagee’s consent shall be void.

(i) Mortgagee shall have the right, if an Event of Default shall have occurred and be continuing or if Mortgagor fails to do so at least five (5) business days prior to the last day on which the Mortgagor has the right to do so, to proceed in its own name or in the name of Mortgagor in respect of any claim, suit, action or proceeding relating to the rejection of the Mortgaged Lease by the lessor or any other party, including, without limitation, the right to file and prosecute under the Bankruptcy Code, without joining or the joinder of Mortgagor, any proofs of claim, complaints, motions, applications, notices and other documents. Any amounts received by Mortgagee as damages arising out of the rejection of the Mortgaged Lease as aforesaid shall be applied first to all costs and expenses of Mortgagee (including, without limitation, attorneys” fees) incurred in connection with the exercise of any of its rights or remedies under this paragraph and thereafter in accordance with Section 6.4(f) of the Credit Agreement. Mortgagor acknowledges that the assignment of all claims and rights to the payment of damages from the rejection of the Mortgaged Lease made under the granting clauses of this Mortgage constitutes a present irreversible and unconditional assignment and Mortgagor shall, at the request of Mortgagee, promptly make, execute, acknowl edge and deliver, in form and substance satisfactory to Mortgagee, a UCC Financing Statement (Form UCC-1) and all such additional instruments, agreements and other documents, as may at any time hereafter be required by Mortgagee to carry out such assignment.

(ii) If pursuant to Section 365(h)(1)(B) of the Bankruptcy Code, Mortgagor shall seek to offset against the rent reserved in the Mortgaged Lease the amount of any damages caused by the nonperformance by the lessor or any other party of any of their respective obligations under such Mortgaged Lease after the rejection by the lessor or such other party of such Mortgaged Lease under the Bankruptcy Code, then Mortgagor shall, if a Default or Event of Default shall have occurred and be continuing, prior to effecting such offset, notify Mortgagee of its intent to do so, setting forth the amount proposed to be so offset and the basis therefor. In such event, Mortgagee shall have the right to object to all or any part of such offset that, in the reasonable judgment of Mortgagee, would constitute a breach of such Mortgaged Lease, and in the event of such objection, Mortgagor shall not effect any offset of the amounts found objectionable by Mortgagee. Neither Mortgagee’s failure to object as aforesaid nor any objection relating to such offset shall constitute an approval of any such offset by Mortgagee.

(iii) Mortgagor shall, after obtaining knowledge thereof, promptly notify Mortgagee of any filing by or against the lessor or other party with an interest in the Real Estate of a petition under the Bankruptcy Code. Mortgagor shall promptly deliver to Mortgagee, following receipt, copies of any and all notices, summonses, pleadings, applications and other documents received by Mortgagor in connection with any such petition and any proceedings relating thereto.

(iv) If there shall be filed by or against Mortgagor a petition under the Bankruptcy Code and Mortgagor, as lessee under the Mortgaged Lease, shall determine to reject the Mortgaged Lease pursuant to Section 365(a) of the Bankruptcy Code, then Mortgagor shall give Mortgagee not less than twenty (20) days” prior notice of the date on which Mortgagor shall apply to the Bankruptcy Court for authority to reject the Mortgaged Lease.

(l) Mortgagor shall request and use commercially reasonable efforts to furnish to Mortgagee, from time to time upon receipt of reasonable notice from Mortgagee, in form and substance reasonably satisfactory to Mortgagee, an estoppel certificate from the lessor under the Mortgaged Lease with respect to such Mortgaged Lease.

(m) If the Mortgaged Lease shall be terminated prior to the natural expiration of its term, and if, pursuant to any provision of the Mortgaged Lease or otherwise, Mortgagee or its designee shall acquire from the lessor under such Mortgaged Lease a new lease of the Real Estate or any part thereof, Mortgagor shall have no right, title or interest in or to such new lease or the leasehold estate created thereby, or renewal privileges therein contained.

(n) Notwithstanding anything to the contrary set forth herein, to the extent that any covenant or other obligation of Mortgagor contained herein shall be expressly imposed upon the lessor under a Mortgaged Lease pursuant to the provisions thereof, Mortgagor shall not be deemed to be in default of such obligation or covenant with respect to such portion of the Premises as is covered by such Mortgaged Lease, provided that Mortgagor shall be using commercially reasonable efforts to enforce such obligations of such lessor in accordance with the terms of the Mortgaged Lease.

39. Industrial Plant Mortgage. This Mortgage is an industrial plant mortgage within the broadest interpretation of the “industrial plant mortgage doctrine” under the laws of the Commonwealth of Pennsylvania.

40. Future Advances. This Mortgage is executed and delivered to secure, among other things, future advances and re-advances. It is understood and agreed that this Mortgage secures present and future advances and re-advances made for the benefit of Mortgagor and that the lien of such future advances and re-advances shall relate back to the date of this Mortgage, and Mortgagor and Mortgagee intend that this Mortgage be an Open-End Mortgage as described in 42 PA.C.S.A. §8143 and as such be entitled to all benefits under 42 PA.C.S.A. §8143.

41. Receipt of Copy. Mortgagor acknowledges that it has received a true copy of this Mortgage.

42. Non-Recourse as to EIDCO. This Mortgage does not constitute a general obligation of EIDCO and recourse on this Mortgage, with respect to EIDCO only, may only be had to the Real Estate given as security by EIDCO for this Mortgage and neither EIDCO nor any officer or employee of EIDCO shall be personally liable for the Obligations or for any portion of the Obligations secured hereunder or interest or any other charges in connection therewith remaining unpaid after the liquidation of the Mortgaged Property. This limitation shall not, however, be applicable to any person or entity who should assume or guarantee payment of the Obligations.

43. Senior Mortgagee. Mortgagee shall not exercise any right in connection with any casualty or condemnation or with respect to any insurance proceeds, condemnation awards, damages or claims with respect thereto (1) at a time when any corresponding right is being exercised by either The Pennsylvania Industrial Development Authority or the Commonwealth of Pennsylvania, Department of Commerce (each a “Senior Mortgagee”) pursuant to a mortgage loan document identified on Schedule B of the title insurance policy or policies being issued to Mortgagee to insure the lien of this Mortgage, unless Mortgagee’s exercise of its right coterminously would not in any way impair any Senior Mortgagee’s exercise of its rights or be inconsistent therewith, or (2) in any manner be inconsistent with any Senior Mortgagee’s rights under its mortgage loan documents.

44. Counterparts. This Mortgage may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

WARNING: BY SIGNING THIS PAPER, YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

This Mortgage has been duly executed by Mortgagor on the date first above written.

ATTEST		EIDCO, INC.
[corporate seal]

By:	/s/	By:	/s/
Name: R. Larry Bossolt		Name: Monica Brower
Title: Assistant Secretary		Title: Vice-President

ATTEST [corporate seal]		BUSH INDUSTRIES OF PENNSYLVANIA, INC.

By:	/s/	By:	/s/
Name: Lewis H. Aronson		Name: Neil Frederick
Title: Secretary		Title: Treasurer

Certificate of Residence

I, the undersigned, do hereby certify that the precise residence of the Mortgagee is 270 Park Avenue, New York, New York 10017.

JPMORGAN CHASE BANK

By:
Name:
Title:

ACKNOWLEDGMENT

STATE OF New York	)
	)	ss.:
COUNTY OF Chautauqua	)

On this, the 25th day of April, 2003, before me, a Notary Public in and for the State and County aforesaid, the undersigned officer, personally appeared Neil Frederick, who acknowledged [her] [him]self to be the [Treasurer] of Bush Industries of Pennsylvania, Inc., a Delaware corporation and that [s]he, as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by [her][him]self as such officer.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ LUCILLE G MARTS
Notary Public

[Notarial Seal]

My Commission Expires:

ACKNOWLEDGMENT

STATE OF New York	)
	)	ss.:
COUNTY OF Chautauqua	)

On this, the 25th day of April, 2003, before me, a Notary Public in and for the State and County aforesaid, the undersigned officer, personally appeared Lewis H. Aronson, who acknowledged [her] [him]self to be the [Secretary] of Bush Industries of Pennsylvania, Inc., a Delaware_ corporation and that [s]he, as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by [her][him]self as such officer.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ LUCILLE G MARTS
Notary Public

[Notarial Seal]

My Commission Expires:

Schedule A

Description of the Premises

[Attach Legal Description of all parcels]

Schedule B

Description of the Mortgaged Lease

Lease-Purchase Agreement, dated as of June 27, 1996, between EIDCO, Inc., as lessor, and Bush Industries of Pennsylvania, Inc., as lessee, as evidenced by a Memorandum of Lease Purchase Agreement, dated as of June 27, 1996, which was recorded in the Office of the Recorder of Deeds in Erie County on July 1, 1996 in Record Book 448, page 657, as further evidenced by a Memorandum of Lease Purchase, dated as of February 18, 1997, which was recorded in the Office of the Recorder of Deeds in Erie County on February 26, 1997 in Record Book 485, Page 462, as assigned by that certain Assignment of Lease-Purchase Agreement, dated as of June 27th, 1996, among EIDCO, Inc., as assignor, Bush Industries of Pennsylvania, Inc., as industrial occupant, and The Commonwealth of Pennsylvania, acting by an through its Department of Commerce, which was recorded in the Office of the Recorder of Deeds in Erie County on July 1, 1996 in Record Book 448, Page 663, as further assigned by that certain Assignment of Lease-Purchase Agreement, dated as of July 1, 1996, between The Commonwealth of Pennsylvania, acting by and through its Department of Commerce, as assignor, and Pennsylvania Industrial Development Authority, as assignee, which was recorded in the Office of the Recorder of Deeds in Erie County on July 31, 1997 in Record Book 511, Page 1494, as further assigned by that certain Assignment of Lease-Purchase Agreement, dated as of October 3, 1996, by an among EIDCO, Inc., as assignor, Bush Industries of Pennsylvania, Inc., as industrial occupant, and The Pennsylvania Industrial Development Authority, which was recorded in the Office of the Recorder of Deeds in Erie County on July 31, 1997 in Record Book 464, Page 1833, and as further assigned by that certain Assignment of Lease-Purchase Agreement, dated as of February 18, 1997, by and among EIDCO, Inc., as assignor, Bush Industries of Pennsylvania, Inc., as industrial occupant, and The Pennsylvania Industrial Development, which was recorded in the Office of the Recorder of Deeds in Erie County on February 26, 1997 in Record Book 485, Page 467.

THIRD OPEN-END FEE AND LEASEHOLD MORTGAGE, SECURITY AGREEMENT,

FIXTURE FILING AND ASSIGNMENT OF LEASES AND RENTS

from

EIDCO, INC. and BUSH INDUSTRIES OF PENNSYLVANIA, INC., Mortgagor

to

JPMORGAN CHASE BANK, as Administrative Agent, Mortgagee

DATED AS OF APRIL 25, 2003

After recording, please return to:

Simpson Thacher & Bartlett

425 Lexington Avenue

New York, New York 10017

ATTN: Krista McManus, Esq.